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Exhibit 99


Zeppelin Software, Inc. Appoints New Director


PORT ORCHARD, Washington---October 7, 2002---The Board of Directors of Zeppelin Software, Inc. (OTC:BB:ZEPP.OB) welcomes and announces the appointment of John
N. Chigbu, Esq. to the Company's Board of Directors.

John Chigbu is a Vice President and General Tax Counsel for Crystal Decisions, Inc., a Business Intelligence Software Company based in Palo Alto, California. John is a law graduate of the New York University School of Law (Class of 1994) where he received a Master at Laws (LLM) in 1994. John also attended Louisiana Herbert Law Center where he obtained his Juris Doctor Degree, (JD) with Order of the Coif; University of Texas (BA Honors) and London School of Economics in the United Kingdom.

Prior to joining Crystal Decisions, John was a Tax Counsel for Chevron Corporation in San Francisco from 1996 to 1999; a Tax Manager and Litigation Supporter for KPMG Peat Marwick, San Francisco from 1994 to 1996. Before taking up the study of law, John lived a normal life as a Police officer for the Nigerian Federal Police where he flew Executive Jet Airplanes for the Nigerian Government.

John is currently a partner at the Law Offices of Awad & Chigbu, LLP in the Bay Area, a law practice he started with his friend and law school classmate in 1998. John and his partner, Mr. Awad, have handled various legal issues ranging from tax litigation to project financing. From the date of their start-up, John and his partner have handled over $300,000,000 of project financing in China, South Africa and Nigeria in the areas of television media, pharmaceuticals and medical equipment.

In Chevron Corporation, John's specialty was partnership/joint venture taxation and financing, oil and gas lease and production agreements and international taxation of oil and gas ventures. He structured and administered PSA Agreements in Nigeria, Kazakhstan, Republic of the Congo and Angola. John was instrumental and was party to the planning of the West African Oil and Gas Pipeline, a project that on completion will cost over $2 Billion. He reorganized Chevron's operations in the Federal Republic of Nigeria in 1998, which resulted in savings of over $300 Million. He also helped Chevron Corporation establish its Environmental Remediation Company, which saved Chevron over $200 million.

John is a current Committee Member for International Taxation and Joint Venture Taxation at the American Bar Association (ABA) and a Co-chair of International Taxation at the New York State Bar Association (NYSBA). He has presented papers at the ABA on E-Commerce; at the American Petroleum Institute (API) on "Joint Ventures and Structuring of Profit Sharing Agreements (PSA)" and at the Chevron Overseas Petroleum Institute in San Ramon on "Partnerships, Foreign Tax Credits and the ARAMCO Legacy".

Mr. Chigbu's knowledge and experience will provide Zeppelin with exceptional leadership during a time when the company is in the process of growing the company.



About Zeppelin Software, Inc.

Zeppelin Software, Inc. is a public company engaged in the development of new wireless products and services.

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The foregoing press release includes "forward looking statements" within the meaning of, and made pursuant to, the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the Company or events, or timing of events, relating to the Company to materially differ from those expressed or implied by such forward looking statements. Zeppelin Software, Inc. refers interested parties to its Registration Statement filed 9/15/99, as amended, and other SEC filings for a complete description of, and discussions about, Zeppelin Software, Inc.

Contact:
Zeppelin Software, Inc.
Secretary/ Treasurer/Director:
Donald J. Cheney
253/709-2494